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Exhibit 5.1

[LETTERHEAD OF PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP]

212-373-3000

212-757-3990

                      June 19, 2003

Carnival Corporation
3655 N.W. 87th Avenue
Miami, FL 33178-2428

Carnival Corporation
Carnival plc
P&O Princess Cruises International Limted
 Registration Statement on Form S-3/F-3

Dear Ladies and Gentlemen:

        In connection with the Registration Statement on Form S-3 and F-3 (the "Registration Statement") filed by Carnival Corporation, a Panama corporation (the "Company"), Carnival plc, a public limited company incorporated under the laws of England and Wales ("Carnival plc"), and P&O Princess Cruises International Limited, a private company limited by shares incorporated under the laws of England and Wales ("POPCIL"), with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"), and the rules and regulations under the Act (the "Rules"), we have been requested to render our opinion as to the legality of certain of the securities being registered.

        The Registration Statement relates to the registration under the Act of the resale by the selling securityholders named in the Registration Statement of (i) up to $889,000,000 aggregate principal amount at maturity of the Company's senior convertible debentures due 2033 (the "Debentures"), (ii) up to 20,896,657 shares of the Company's common stock, par value $0.01 per share ("Carnival Corporation Common Stock"), (iii) up to 20,896,657 trust shares of beneficial interest in the P&O Princess Special Voting Trust ("Trust Shares"), a trust established under the laws of the Cayman Islands, (iv) the guarantee by Carnival plc of the Debentures pursuant to the Carnival plc Deed of Guarantee between the Company and Carnival plc, dated as of April 17, 2003, and (v) the guarantee by POPCIL of the Debentures pursuant to the P&O Princess Cruises International Limited Deed of Guarantee among the Company, Carnival plc and POPCIL, dated as of June 19, 2003. The shares of Carnival Corporation Common Stock and the Trust Shares are issuable upon conversion of the Debentures and the Registration Statement also registers the resale of an indeterminate number of additional shares of Carnival Corporation Common Stock and additional Trust Shares that may result from adjustments to the conversion rate under, or the repurchase of, the Debentures. The Debentures were issued under a Third Supplemental Indenture (the "Third Supplemental Indenture"), dated as of April 29, 2003, between the Company and the U.S. Bank National Association, as trustee (the "Trustee") and an Indenture (the "Indenture"), dated as of April 25, 2001, between the Company and the Trustee. Capitalized terms used and not otherwise defined in this letter have the respective meanings given those terms in the Registration Statement.

        In connection with this opinion, we have examined originals, conformed copies or photocopies, certified or otherwise identified to our satisfaction, of the following documents:

  (i)
  the Registration Statement;

  (ii)
  the Third Supplemental Indenture;

  (iii)
  the Indenture;

  (iv)
  the Debentures; and

  (v)
  the Registration Rights Agreement, dated as of April 29, 2003, among the Company, Carnival plc and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as the Initial Purchaser (the "Registration Rights Agreement").

        In addition, we have examined such other certificates, agreements and documents that we deemed relevant and necessary as a basis for our opinion. We have also relied as to matters of fact upon certificates of public officials and the officers of the Company.

        In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

        We have also assumed, without independent investigation, that (i) the Indenture, the Third Supplemental Indenture, the Registration Rights Agreement and the Debentures are legal, valid and binding obligations of the Company under the laws of the Republic of Panama, (ii) the Company is validly existing and in good standing under the laws of its jurisdiction of incorporation, (iii) the Company has all necessary corporate power and authority to execute, deliver and perform its obligations under the Indenture, the Third Supplemental Indenture, the Registration Rights Agreement and the Debentures, (iv) the execution, delivery and performance of the Indenture, the Third Supplemental Indenture, the Registration Rights Agreement and the Debentures by the Company have been duly authorized by all necessary corporate action and do not violate the articles of incorporation, as amended, and by-laws, as amended, of the Company or the laws of the Republic of Panama, and (v) the due execution and delivery of the Indenture, the Third Supplemental Indenture, the Registration Rights Agreement and the Debentures by the Company under the laws of the Republic of Panama. We have also assumed that the Indenture, the Third Supplemental Indenture and the Registration Rights Agreement have been duly authorized and executed by, and each represents a legal, valid and binding obligation of, all parties thereto other than the Company.

        Based on the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that the Debentures constitute valid and legally binding obligations of the Company and are enforceable against the Company in accordance with their terms, except that (i) the enforceability of the Indenture, the Third Supplemental Indenture, the Registration Rights Agreement and the Debentures may be (x) subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors' rights generally and (y) subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) and (ii) the indemnification and contribution provisions of the Registration Rights Agreement may be limited by the effect of applicable public policy.

        The opinion expressed above is limited to the laws of the State of New York. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect. Except as set forth herein, this letter is not to be relied upon by any other person without our prior written authorization.

        We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the prospectus included in the Registration

Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,
/s/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

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  Exhibit 5.1
[LETTERHEAD OF PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP]